HEWLETT-PACKARD COMPANY AND SUBSIDIARIES
  Statement Regarding Computation of Ratio of Earnings to Fixed Charges (1)
                        (in millions, except ratios)

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                                                                             Exhibit 12
                        FOR THE SIX MONTHS                                    ----------
                          ENDED APRIL 30            YEAR ENDED OCTOBER 31,
                        ------------------   --------------------------------------
                          1998     1997      1997    1996     1995    1994    1993
                          ----     ----      ----    ----     ----    ----    ----
  Pre-tax income
   from continuing
   operations.........    $2,274   $2,423   $4,455  $3,694   $3,632  $2,423  $1,783
  Minority interest
   in the income of
   subsidiaries with
   fixed charges......         9       23       39      38       29      17      11
  Undistributed
   (earnings) or loss
   of equity investees.       13       (4)      (6)    (62)     (47)      4       6
  Fixed charges:
    Interest expense
     and amortization
     of debt discount
     and premium on all
     indebtedness.....       126      105      215     327      206     155     121
  Interest included
   in rent............        78       66      139     126      111     104     102
                          ------   ------   ------  ------   ------  ------  ------
    Total fixed
     charges..........       204      171      354     453      317     259     223
  Earnings before
   income taxes,
   minority interest,
   undistributed
   earnings or loss of
   equity investees
   and fixed charges..    $2,500   $2,613   $4,842  $4,123   $3,931  $2,703  $2,023
                          ======   ======   ======  ======   ======  ======  ======
  Ratio of earnings
   to fixed charges...      12.3     15.3    13.7     9.1     12.4    10.4     9.1
                          ======   ======  ======  ======   ======  ======  ======

      (1) The ratio of earnings to fixed charges was computed by dividing earnings(income from continuing operations before income taxes, adjusted for fixed charges, minority interest in the income of subsidiaries with fixed charges and equity in earnings or loss of equity investees) by fixed charges for the periods indicated.
          Fixed charges include (i) interest expense and amortization of debt discount or premium on all indebtedness, and (ii) a reasonable approximation of the interest factor deemed to be included in rental expense.
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